News

400 Somerset St., New Brunswick, NJ 08901

732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

New Brunswick, New Jersey, January 26, 2012 – Magyar Bancorp (NASDAQ: MGYR) (“Company”), parent company of Magyar Bank, reported today the results of its operations for the three months ended December 31, 2011.

The Company reported net income of $31,000 for the three months ended December 31, 2011, compared to net income of $127,000 for the three months ended December 31, 2010.

Basic and diluted earnings per share were $0.01 for the three months ended December 31, 2011, compared with basic and diluted earnings per share of $0.02 for the three months ended December 31, 2010.

“Magyar Bank made significant strides in reducing our level of non-performing assets during the first quarter”, stated John Fitzgerald, President and Chief Executive Officer. “With the sale of $3.2 million in Other Real Estate Owned during the quarter, and a $3.2 million reduction in non-performing loans, non-performing assets decreased 11.4% on a linked quarter basis, and we expect this trend to continue throughout our fiscal year.”

“Furthermore, Magyar saw an increase in checking deposits in the first quarter, allowing the Bank to reduce the level of higher cost time deposits to 39.9% of total deposits. This helped the Bank increase its net interest margin to 3.07% during the quarter, despite the continued decline in long-term interest rates.

Mr. Fitzgerald added, “In addition, the Bank booked several new commercial real estate loans during the quarter, replacing non-performing assets with earning assets which when combined with the continued resolution of credit issues will improve core earnings throughout the year.”

Results of Operations

Net income decreased $96,000 during the three-month period ended December 31, 2011 compared with the three-month period ended December 31, 2010 due to lower non-interest income, which decreased $220,000 to $547,000 during the three months ended December 31, 2011 from $767,000 for the three months ended December 31, 2010, partially offset by a $113,000 decline in non-interest expenses.

The Company’s net interest income was unchanged at $3.7 million for the quarters ended December 31, 2011 and 2010. The Company was able to maintain the level of net interest income despite a 141 basis point reduction in long-term interest rates, as measured using the 10-year U.S. Treasury rate, to 1.89% at December 31, 2011 from 3.30% at December 31, 2010.

The Company’s net interest margin increased by 6 basis points to 3.07% for the quarter ended December 31, 2011 compared to 3.01% for the quarter ended December 31, 2010. The yield on interest-earning assets fell 25 basis points to 4.42% for the three months ended December 31, 2011 from 4.67% for the three months ended December 31, 2010 primarily due to the lower overall interest rate environment. However, the cost of interest-bearing liabilities fell 29 basis points to 1.50% for the three months ended December 31, 2011 from 1.79% for the three months ended December 31, 2010. The decrease in the cost of interest-bearing liabilities was attributable to the lower rate environment and a more favorable funding composition comprised of a larger percentage of lower-cost deposit account balances.

Interest and dividend income decreased $426,000, or 7.5%, to $5.3 million for the three months ended December 31, 2011 from $5.7 million for the three months ended December 31, 2010. The decrease was attributable to lower average interest-earning assets, which declined $11.0 million, or 2.3%, as well as a decrease in the yield on such assets of 25 basis points to 4.42% for the quarter ended December 31, 2011 compared with the prior year period. Interest expense decreased $420,000, or 20.7%, to $1.6 million for the three months ended December 31, 2011 from $2.0 million for the three months ended December 31, 2010. The average balance of interest-bearing liabilities decreased $23.2 million, or 5.2%, between the two periods, while the cost on such liabilities fell 29 basis points to 1.50% for the quarter ended December 31, 2011 compared with the prior year period.

The provision for loan losses was $370,000 for the three months ended December 31, 2011 compared to $358,000 for the three months ended December 31, 2010. Net charge-offs were $334,000 for the three months ended December 31, 2011 compared to $837,000 for the three months ended December 31, 2010.

The level of loan charge-offs decreased from the prior year as a result of lower depreciation of real estate collateral securing non-performing residential and construction loans compared to the prior year period. During the three months ended December 31, 2011, the Bank reduced the carrying balance on two construction loans, one commercial real estate loan, and one residential mortgage loan totaling $1.6 million, by $214,000 to the appraised fair value of collateral, net of estimated disposition costs, securing the loans. The Bank also accepted a short-sale payoff of a $3.2 million construction loan that resulted in a charge-off of $120,000.

Non-interest income decreased $220,000, or 28.6%, to $547,000 during the three months ended December 31, 2011 compared to $767,000 for the three months ended December 31, 2010. The decrease in non-interest income was primarily attributable to lower net gains on the sales of assets, which were $181,000 for the three months ended December 31, 2011 compared with $314,000 for the three months ended December 31, 2010. In addition, service charge fee income decreased $74,000 due to lower loan prepayment penalties received during the current year period.

During the three months ended December 31, 2011, non-interest expenses decreased $113,000 to $3.8 million from $3.9 million for the three months ended December 31, 2010. The decrease was primarily the result of lower FDIC insurance premiums, which decreased by $173,000 to $176,000 for the three months ended December 31, 2011 from $349,000 for the prior year period. Offsetting the decrease were increases of $103,000 in Other Real Estate Owned (“OREO”) expenses and $63,000 in occupancy expenses related to the opening of the Bank’s Edison branch office in July 2011.

The Company recorded tax expense of $7,000 for the three months ended December 31, 2011, compared to $36,000 for the three months ended December 31, 2010.

Balance Sheet Comparison

Total assets increased $2.3 million, or 0.4%, to $526.3 million during the three months ended December 31, 2011. The quarterly increase was attributable to higher net loans receivable, which increased $5.1 million, and investment securities, which increased $4.1 million, partially offset by decreases in cash and cash equivalents of $5.2 million and other real estate owned of $1.9 million.

At December 31, 2011, investment securities totaled $74.4 million, reflecting an increase of $4.1 million, or 5.9%, from September 30, 2011. The increase was funded by cash and cash equivalents as well as deposit inflows during the quarter. Investment securities at December 31, 2011 consisted of $56.9 million in mortgage-backed securities issued by U.S. government agencies and U.S. government-sponsored enterprises, $11.5 million in U.S. government-sponsored enterprise debt securities, $3.0 million in corporate notes, $2.9 million in “private-label” mortgage-backed securities, and $72,000 in state municipal bonds. There were no other-than-temporary-impairment charges for the Company’s investment securities for the three months ended December 31, 2011.

Total loans receivable increased $5.2 million during the three months ended December 31, 2011 to $390.0 million and were comprised of $161.8 million (41.4%) in 1-4 family residential mortgage loans, $129.7 million (33.3%) in commercial real estate loans, $37.4 million (9.6%) in commercial business loans, $33.4 million (8.6%) in home equity lines of credit and other loans, and $27.7 million (7.1%) in construction loans. Expansion of the portfolio during the quarter ended December 31, 2011 occurred primarily in commercial real estate, which increased $8.7 million, followed by one-to-four family residential mortgage loans, which increased $2.6 million, and commercial business loans, which increased $1.2 million. Offsetting the increases were decreases in construction loans, home equity, and other loans, which decreased $6.4 million, $626,000 and $255,000, respectively.

Total non-performing loans decreased by $3.2 million, or 11.4%, to $24.9 million at December 31, 2011 from $28.2 million at September 30, 2011. The ratio of non-performing loans to total loans was 6.4% at December 31, 2011 compared to 7.3% at September 30, 2011.

Included in the non-performing loan totals were eleven construction loans totaling $11.5 million, twelve commercial loans totaling $8.0 million, and seventeen residential mortgage loans totaling $5.4 million. The Company has not and does not intend to originate or purchase sub-prime loans or option-ARM loans.

The decrease in non-performing loans during the quarter was due to one $3.2 million loan paying off, two loans totaling $411,000 that were brought current, and four loans totaling $1.4 million that were transferred to OREO. Non-performing loans at December 31, 2011 included four residential mortgage loans and two commercial real estate loans totaling $1.8 million that were performing at September 30, 2011.

The allowance for loan loss increased by $36,000 during the three months ended December 31, 2011 to $3,848,000. The increase during the quarter was primarily attributable to growth in the loan portfolio.

The allowance for loan losses as a percentage of non-performing loans increased to 15.4% at December 31, 2011 from 13.5% at September 30, 2011. At December 31, 2011 and September 30, 2011, our allowance for loan losses as a percentage of total loans was 0.99%. Future increases in the allowance for loan losses may be necessary based on possible future increases in non-performing loans and charge-offs, possible additional deterioration of collateral values, and the possible continuation or deterioration of the current economic environment.

Other real estate owned decreased $1.9 million to $14.7 million during the quarter ended December 31, 2011. The decrease was due to the sale of two properties totaling $3.2 million during the quarter ended December 31, 2011 for a loss of $32,000. Offsetting the decrease from sales was the addition of five properties resulting from the foreclosure of the real estate previously securing $1.3 million in non-performing loans. The Bank is determining the proper course of action for its other real estate owned, which may include holding the properties until the real estate market improves, selling the properties to a developer and completing partially completed homes for either rental or sale.

Total deposits increased $2.0 million, or 0.5%, to $427.0 million during the three months ended December 31, 2011. The inflow in deposits occurred in interest-bearing checking accounts which increased $9.8 million, or 31.8%, to $40.8 million. Partially offsetting the increase were decreases in certificates of deposit (including individual retirement accounts), which decreased $5.2 million, or 2.9%, to $170.4 million, non-interest checking accounts, which decreased $1.8 million, or 3.5%, to $49.4 million, savings accounts, which decreased $586,000, or 1.0%, to $59.9 million, and money market accounts, which decreased $255,000, or 0.2%, to $106.4 million.

At December 31, 2011, the Company held $556,000 in Certificate of Deposit Account Registry Service (CDARS) Reciprocal certificates of deposit and $8.1 million in brokered certificates of deposit. At September 30, 2011, the Company held $1.8 million in CDARS Reciprocal certificates of deposit and $10.0 million in brokered certificates of deposit.

Federal Home Loan Bank of New York advances and securities sold under agreements to repurchase were unchanged at $34.9 million and $15.0 million, respectively.

During the three months ended December 31, 2011, the Company repurchased 8,100 shares of its common stock at an average price of $2.59. Through December 31, 2011, the Company had repurchased 75,070 shares at an average price of $8.66 pursuant to the second stock repurchase plan, which has reduced outstanding shares to 5,793,531.

The Company’s book value per share increased to $7.70 at December 31, 2011 from $7.63 at September 30, 2011. The increase was the result of the Company’s results from operations and shares repurchased.

About Magyar Bancorp

Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services. Today, Magyar operates branch locations in New Brunswick, North Brunswick, South Brunswick, Branchburg, Bridgewater, and Edison. Please visit us online at www.magbank.com.

Forward Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of these loans. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY
Selected Financial Data
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended
	December 31,
	2011	2010
	(Unaudited)
Income Statement Data:
Interest and dividend income	$5,272	$5,698
Interest expense	1,606	2,026
Net interest and dividend income	3,666	3,672
Provision for loan losses	370	358
Net interest and dividend income after
provision for loan losses	3,296	3,314
Non-interest income	547	767
Non-interest expense	3,805	3,918
Income before income tax expense	38	163
Income tax expense	7	36
Net income	$31	$127

Per Share Data:
Basic earnings per share	$0.01	$0.02
Diluted earnings per share	$0.01	$0.02
Book value per share, at period end	$7.70	$7.63

Selected Ratios (annualized):
Return on average assets	0.02%	0.09%
Return on average equity	0.28%	1.15%
Net interest margin	3.07%	3.01%

	December 31,	September 30,
	2011	2011
Balance Sheet Data:
Assets	$526,331	$524,037
Loans receivable	390,035	384,858
Allowance for loan losses	3,848	3,812
Investment securities - available for sale, at fair value	27,189	25,312
Investment securities - held to maturity, at cost	47,237	45,000
Deposits	426,977	424,943
Borrowings	49,916	49,916
Shareholders' Equity	44,606	44,509

Asset Quality Data:
Non-performing loans	$24,938	$28,160
Other real estate owned	14,726	16,595
Total non-performing assets	39,664	44,755
Allowance for loan losses to non-performing loans	15.43%	13.54%
Allowance for loan losses to total loans receivable	0.99%	0.99%
Non-performing loans to total loans receivable	6.39%	7.31%
Non-performing assets to total assets	7.54%	8.54%
Non-performing assets to total equity	88.92%	100.55%